UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________

SCHEDULE 14C

_______________________________________________________

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement

ALLIED ENERGY, INC.

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.
(3) Filing Party:
(4) Date Filed:

ALLIED ENERGY, INC.

104-360 College Street, Suite 251

Toronto, Ontario, Canada M5T 1S6

888-458-2454

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT OF

A MAJORITY OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF VOTING STOCK

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Notice of Internet Availability is first being sent to our stockholders on March 16, 2026.

Dear Stockholders of Allied Energy, Inc.:

This Notice and the accompanying Information Statement is being distributed to the holders of record, as of the close of business on March 9, 2026 (the “Record Date”) of the outstanding common stock of Allied Energy, Inc., a Florida corporation (the “Company”). We are furnishing this Information Statement to inform you of actions taken by stockholders who have the authority to vote a majority of the outstanding shares of our common stock, par value $0.001 per share (“Common Stock”).

By written consent dated March 2, 2026, stockholders holding approximately 51.3% of the outstanding voting equity of the Company approved and ratified the following corporate actions (collectively, the “Actions”):

1.	Changing the name of the Company from “Allied Energy, Inc.” to “BILI Social International, Inc.” (the “Name Change”); and

2.	A reverse stock split of all of the issued and outstanding shares of Common Stock of the Company on a 1- for -500 basis, such that each issued and outstanding 500 shares of Common Stock shall become 1 share of Common Stock (the “Reverse Stock Split”).

The Actions were approved by the Company’s board of directors by unanimous written consent on March 2, 2026.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be effective until at least 40 calendar days after the mailing of the Information Statement to our stockholders. Therefore, the Information Statement is being sent to you for informational purposes only.

The purpose of this notice and the accompanying Information Statement is to (1) inform the Company’s stockholders of the actions taken by written consent before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) provide the notice required under Section 607.0704 of the Florida Business Corporation Act. In accordance with Rule 14c-2 and Rule 14a-16 promulgated under the Exchange Act, the actions will become effective no sooner than the 40th calendar day after the Notice of Internet Availability of Information Statement with respect to the Election (the “Notice”) is first sent to our stockholders (the "Effective Date"). The Notice is first being sent on or about March 16, 2026.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT: THE INFORMATION STATEMENT IS AVAILABLE AT https://westcoaststocktransfer.com/ proxy-AGGI/

By Order of the Board of Directors

/s/ Adrian Capobianco

By: Adrian Capobianco, Chief Executive Officer

March 16, 2026

ALLIED ENERGY, INC.

104-360 College Street, Suite 251

Toronto, Ontario, Canada M5T 1S6

888-458-2454

_______________________________________________________

INFORMATION STATEMENT

_______________________________________________________

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

__________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Information Concerning the Actions by Written Consent

This Information Statement is being furnished to the shareholders of Allied Energy, Inc., a Florida corporation (the “Company”, “we”, “us” or “our”), pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, for the purpose of informing our stockholders that, on March 2, 2026, the shareholders holding a majority (51.3%) of the voting power of the Company approved by written consent, and on March 2, 2026 our board of directors approved by written consent, the following corporate actions (collectively, the “Actions”):

1.	Changing the name of the Company from “Allied Energy, Inc.” to “BILI Social International, Inc.” (the “Name Change”); and

2.	A reverse stock split of all of the issued and outstanding shares of Common Stock of the Company on a 1- for -500 basis, such that each issued and outstanding 500 shares of Common Stock shall become 1 share of Common Stock (the “Reverse Stock Split”).

The Information Statement is being furnished only to (1) inform the Company’s stockholders of the Actions before it takes effect in accordance with Rule 14c-2 and Rule 14a-16 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (2) provide the notice required under Section 607.0704 of the Florida Business Corporation Act. The Election will become effective on the 40th calendar day after the Notice of Internet Availability of Information Statement (the "Notice") with respect to the Actions is first sent to our stockholders (the "Effective Date"). The Notice is first being sent to our stockholders on or about March 16, 2026.

Under the laws of the State of Florida and our bylaws (“bylaws”), shareholder action may be taken by written consent without a meeting of the shareholders. The written consent of our board of directors and the written consent of the shareholders holding a majority of the voting power of the Company are sufficient to approve the Actions. Therefore, no proxies or consents were or are being solicited in connection with the Actions.

We intend to file Articles of Amendment to our Articles of Incorporation with the Secretary of State of the State of Florida to effectuate the Actions (the “Amendment”). The proposed Articles of Amendment, attached hereto as Appendix A, will become effective when accepted for filing by the Florida Secretary of State. We expect the filing will be made at or immediately prior to announcement of the Name Change and Reverse Stock Split by the Financial Industry Regulatory Authority (“FINRA”). We intend issue a Form 8-K and a press release announcing the effective date of the Name Change, Reverse Stock Split and our new trading symbol prior to taking effect.

1

Record Date and Voting Shareholders

Our authorized capital stock consists of 40,000,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 120,000,000 shares of preferred stock of which 118,000,000 shares are designated as Convertible Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”).

Our board of directors has fixed the close of business on March 9, 2026 (the “Record Date”), as the record date for determining our shareholders who are entitled to receive this Information Statement (the “Record Date”). Only our shareholders of record as of the Record Date are entitled to notice of the information disclosed in this Information Statement. As of March 2, 2026 as as of the Record Date, there were 20,194,429,021 shares of common stock, par value $0.001 (“Common Stock”) issued and outstanding, and 0 shares of Convertible Series B Preferred Stock issued and outstanding. Shareholders as of the Record Date who did not consent to any of the Actions are not entitled to dissenters’ rights or appraisal rights in connection with any of the Actions under the laws of the State of Florida or under our bylaws.

Common Stock

Holders of the Company’s Common Stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s Articles of Incorporation.

Holders of the Company’s Common Stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. The Company’s Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s Common Stock.

Convertible Series B Preferred Stock

Holders of shares of the Company’s Series B Preferred Stock shall be entitled to vote on any and all matters considered and voted upon by the Company’s Common Stock. The holders of shares of Series B Preferred Stock are entitled to 150 votes for each one (1) share of Series B Preferred Stock. Holders of shares of the Company’s Series B Preferred Stock are not entitled to receive any dividends in any amount during the period in which the shares are outstanding. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to the holders of shares of Common Stock an amount equal to $0.001 per share. Each share of Series B Preferred Stock shall be convertible, at the option of the holder, into 150 shares of Common Stock. There are no shares of Series B Preferred Stock issued and outstanding as of the Record Date.

Majority Shareholders

The Actions were approved on March 2, 2026 by an Action by Written Consent of shareholders holding 10,361,162,102 shares of Common Stock, representing 51.3% of the issued and outstanding shares of our Common Stock (the “Majority Shareholders”). There are no shares of Series B Preferred Stock issued and outstanding as of March 2, 2026.

2

Expenses

The cost of preparing and furnishing this Information Statement will be borne by the Company. We may request brokerage houses, nominees, custodians, fiduciaries, and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held on the Record Date.

Stockholders Sharing an Address

We will deliver, or cause to be delivered, only one copy of this Information Statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We undertake to promptly deliver, or cause to be promptly delivered, upon written or oral request, a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement by contacting us at the address set forth above. Conversely, if multiple shareholders sharing an address receive multiple Information Statements and wish to receive only one, such shareholders can notify us at the address set forth above.

Information Regarding the Consent Actions

Reasons for Name Change

The board of directors believes the change of our name from “Allied Energy, Inc.” to “BILI Social International, Inc.” will be in our best interests as the new name better reflects our long-term brand consolidation and unifies the Company’s corporate and operational identities. The Company operates its business through BILI Inc. (“BILI”) a wholly owned subsidiary incorporated under the Canada Business Corporations Act, which provides an AI-powered social commerce platform that facilitates connections between social media influencers and brands. The Company further believes changing its name to a name reflecting the BILI brand will bring stronger market awareness and customer recognition than the holding company name.

Approval of Name Change

On March 2, 2026 the Majority Shareholders executed and delivered to the Company a written consent approving the Name Change and the Amendment. On March 2, 2026, the Board of Directors executed a written consent approving the Name Change and the Amendment. Accordingly, in compliance with the laws of the State of Florida and our bylaws a majority of the outstanding voting shares has approved the Amendment, and no other vote or proxy is required of the shareholders.

Effect of the Name Change

The Name Change will only become effective after we file Articles of Amendment with the Secretary of State of the State of Florida. Together with the Name change we intend to change the trading symbol under which the shares of our Common Stock are traded in the OTC Markets. We will file Articles of Amendment with the Secretary of State of the State of Florida at or immediately prior to FINRA’s announcement of our new name and trading symbol. The Name Change will become effective thereafter upon announcement by FINRA of the effective date of the Actions.

Effect on Stockholders

The Name Change will not affect in any way the validity or transferability of stock certificates outstanding at the time of the Name Change, our capital structure, or the trading of our common stock on OTCID Basic Market Following implementation of the Amendment, shareholders may continue to hold their existing certificates or receive new certificates reflecting the Name Change by delivering their existing certificates to the Company’s transfer agent. Shareholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent until after the effectiveness of the Name Change.

3

Reverse Stock Split

Our board of directors and the Majority Shareholders approved and authorized an amendment to the Company’s Articles of Incorporation to effectuate a Reverse Stock Split of the Company’s issued and outstanding shares of Common Stock in a ratio of 1-for 500.

The Company believes that implementation of the Reverse Stock Split is desirable because it could improve the marketability and liquidity of our common stock and assist us in attracting future investment capital.

The Reverse Stock Split will become effective after filing an amendment to our Articles of Incorporation with the Florida Secretary of State (the “Reverse Stock Split Amendment”), and upon announcement by FINRA of the effective date. The exact timing of the filing of the Reverse Stock Split Amendment and the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board would have, and reserves, the right, notwithstanding stockholder approval and without further action by our stockholders, to abandon the filing of the Reverse Stock Split Amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Florida, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

The Company believes that the increased market price of our Common Stock expected as a result of implementing the Reverse Stock Split could improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. Theoretically, the number of shares outstanding and the per share price should not, by themselves, affect the marketability of our Common Stock, the type of investor who acquires them, or our reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities. Our board of directors is aware of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. The structure of trading commissions tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of such securities generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

The Reverse Stock Split is intended, in part, to result in a price level for our Common Stock that will increase investor interest and eliminate the resistance of brokerage firms. No assurances can be given that the market price for our Common Stock will increase in the same proportion as the Reverse Stock Split or, if increased, that such price will be maintained. In addition, no assurances can be given that the Reverse Stock Split will increase the price of our Common Stock to a level that is attractive to brokerage houses and institutional investors.

Potential Effects of the Reverse Stock Split

If the Reverse Stock Split is effected, each stockholder will own a reduced number of shares of Common Stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record will be affected by the Reverse Stock Split to the extent that any stockholder holds only a fractional share and receives cash in lieu of such fractional share after the Reverse Stock Split. Once the Reverse Stock Split is implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our Common Stock based on the Reverse Stock Split 1-to-500 ratio. The Reverse Stock Split will not affect the listing of our Common Stock on the OTCID Basic Market.

Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 1% of the voting power of the outstanding shares of our Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 1% of the voting power of the outstanding shares of our Common Stock immediately after the Reverse Stock Split.

4

Upon the completion of the Reverse Stock Split, the Company will have additional shares of Common Stock available for issuance. The Reverse Stock Split would not change the number of authorized shares. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes such as issuances of shares of Common Stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities, such as convertible debt, warrants, or options convertible into or exercisable for shares of Common Stock. We believe that the availability of the additional shares will provide us with flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond effectively in a changing corporate environment. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. The Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future. There are currently no specific plans, arrangements, agreements, or understandings for the issuance of the additional authorized but unissued and unreserved shares of Common Stock that would result from the Reverse Stock Split

The increase in the number of shares of authorized but unissued and unreserved Common Stock will have an “antitakeover effect” by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Articles of Incorporation or the Company’s Bylaws. The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would give the Company’s management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction).

Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

On the effective date of the Reverse Stock Split, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of Common Stock in accordance with the Reverse Stock Split ratio.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of shares of Common Stock would otherwise be entitled as a result of the Reverse Stock Split (after aggregating all fractional shares such holder would otherwise be entitled to receive), the Company shall pay cash (without interest) for such holder’s fractional share equal to the product of the closing sales price of our Common Stock as reported on the OTCID Basic Market on the Effective Date multiplied by the fractional share that such holder would otherwise be entitled to receive. After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares. A stockholder otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of such fractional share except to receive the cash payment (without interest) as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the range of exchange ratios described above. Reducing the number of post-split stockholders, however, is not the purpose of the Reverse Stock Split. As of the Record Date, there were approximately [516] stockholders of record of our Common Stock. If the Board elects to implement the Reverse Stock Split, the Company expects that cashing out fractional stockholders would significantly reduce the number of stockholders of record of our Common Stock.

Shares of Common Stock held in registered form (that is, shares held by you in your own name on our Company’s share register maintained by our transfer agent) and shares of Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Stock Split.

5

Determination and Fairness of the Cash-out Price

In order to avoid the expense and inconvenience of issuing fractional shares to shareholders who hold less than one share of Common Stock after the Reverse Stock Split, under Florida state law, the Company may pay cash for their fair value. Florida law provides that the cash payment for fractional shares is determined by the Company’s Board of Directors. Under Florida law, the good faith judgment of the Board of Directors as to the fair value is conclusive. The Board of Directors has determined that the cash-out payment for fractional shares as set forth herein is fair.

In reaching its determination to proceed with the Reverse Split, the Board of Directors determined that the direct cost savings to the Company from decreasing the administrative burdens attributable to the distribution of reports and the maintenance of records for holders of less than 500 shares of Common Stock will represent significant cost savings to the Company.

Based on the factors noted below, the Board of Directors considered the price to be paid for fractional shares to be fair to Cashed-Out Shareholders, to those who remain shareholders of the Company, and to the Company as a whole. The Company’s Common Stock trades on the OTCID Basic Market, which is the principal, and in most cases the sole, outlet for a shareholder who wished to dispose of his, her or its shares of Common Stock. The Board of Directors viewed that market as the best indicator of what a willing buyer would pay to a willing seller, neither of whom is under any compulsion to buy or sell. The Board of Directors gave particular weight to the current closing prices of the Company’s Common Stock in the over-the-counter market, and noted the relative illiquidity of the Common Stock in that market and the sporadic nature of trading in the Company’s Common Stock.

The Board of Directors recognizes that as the Company’s stock is not traded as actively as many other companies, this may be a factor in the market price of the Company’s stock. Accordingly, as a reasonableness test of the market price of the Company’s Common Stock, and therefore the cash price to be paid for fractional shares, the Board of Directors considered the relationship between the market price and the net book value per share of the Company. Accordingly, while the Board considered the relationship of market value to net book value important in its deliberations, the Board of Directors did not view net book value alone to be a reliable measure of fair value.

Effect on Non-Registered Stockholders

Non-registered stockholders holding shares of our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of shares of Common Stock as a result of the Reverse Stock Split would occur automatically on the Effective Date without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares of Common Stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of shares of Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts. Stockholders who hold registered shares of our Common Stock in book-entry form do not need to take any action to receive post-split shares of our Common Stock in registered book-entry form or the cash payment in lieu of any fractional share, if applicable. These stockholders will have their pre-split shares exchanged automatically and an account statement will be mailed to them upon exchange indicating the number of post-split shares of Common Stock owned by such stockholders. If a stockholder is entitled to a cash payment in lieu of a fractional share, a check will also be mailed to such stockholders’ registered address as soon as practicable after the Reverse Stock Split becomes effective. By signing and cashing this check, such stockholders will warrant that they owned the shares of our Common Stock for which they received the cash payment.

Other Effects

The reverse stock split may result in some shareholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

6

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of and reduction in the number of shares of Common Stock as a result of the Reverse Stock Split would occur automatically on the Effective Date without any action on the part of our stockholders and without regard to the date that stock certificates representing pre-split shares of Common Stock are physically surrendered for new stock certificates representing post-split shares of Common Stock.

There is not a requirement that shareholders obtain a new or replacement share certificates. Each of the holders of record of shares of the Company’s Common Stock that is outstanding on the effective date of the Reverse Stock Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-Reverse Stock Split Common Stock into which the existing shares of Common Stock have been converted as a result of the Reverse Stock Split.

As soon as practicable after the Effective Date, transmittal forms will be made available to each holder of record of certificates for shares of our Common Stock to be used in forwarding such certificates for surrender in exchange or paying any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of post-split shares of our Common Stock such stockholder is entitled to receive as a result of the Reverse Stock Split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our Common Stock prior to the reverse stock split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our Common Stock that such stockholder holds as a result of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

No Appraisal Rights

Our stockholders do not have any “appraisal” or “dissenters” rights in connection with the approval or implementation of the Name Change and Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our shares of Common Stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our shares of Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the Reverse Stock Split. This discussion is limited to holders that hold shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation: U.S. expatriates and former citizens or long-term residents of the United States; persons holding our shares of Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment; banks, insurance companies, and other financial institutions; brokers, dealers, or traders in securities; “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax; partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); tax-exempt organizations or governmental organizations; persons deemed to sell our shares of Common Stock under the constructive sale provisions of the Code; persons who hold or receive our shares of Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; tax-qualified retirement plans; persons who actually or constructively own or have owned more than 5% of our common stock; “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Common Stock being taken into account in an applicable financial statement. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner, and upon certain determinations made at the partner level. Holders and partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

7

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of Common Stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis of the U.S. holder in the new shares should equal the U.S. holder’s aggregate tax basis in its old shares of Common Stock (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the new shares should include the holding period for the old shares.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in the old shares that is allocated to such fractional share of our Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the old shares for more than one year as of the effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.

U.S. holders should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Common Stock that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). Generally, a non-U.S. holder will not recognize any gain or loss upon the Reverse Stock Split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Reverse Stock Split and certain other conditions are met, or (c) our shares of Common Stock constitute a U.S. real property interest by reason of our status as a U.S. real property holding corporation for U.S. federal income tax purposes.

The gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we are not a U.S. real property holding corporation or will not become a U.S. real property holding corporation in the future. Even if we are or were to become a U.S. real property holding corporation, gain realized with respect to cash received in lieu of a fractional share by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market.

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Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to information reporting and “backup withholding.” To avoid backup withholding, each holder of our shares of Common Stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax, and amounts withheld may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 2, 2026 and as of the Record Date, certain information with respect to the beneficial ownership of our common and preferred shares by each stockholder, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common and preferred shares, as well as by each of our current directors and executive officers, and our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of Common Stock and Series B Preferred Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock and Series B Preferred Stock, except as otherwise indicated. Unless otherwise indicated, the address of each of the following persons is c/o 104-360 College Street, Suite 251, Toronto, Ontario, Canada M5T 1S6.

Name & Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Chiching Hung (2)	2,766,774,400	13.70%
Adrian Capobianco (3)	852,271,200	4.22%
Taisia Levintsa (4)	277,856,250	1.38%
Timothy Lam	0	* %
Xiaodong Xu	1,293,274,912	6.40%
Siu Lan Sandy, Ho	1,059,887,378	5.25%

* denotes less than 1%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of warrants that will become exercisable within sixty (60) days of March 2, 2026.
(2)	Chiching Hung, Director, holds her shares indirectly through Toprich International Capital Limited of which she has voting and dispositive control.
(3)	Adrian Capobianco, our Chairman, CEO, CFO and Director, holds his shares indirectly through 1452080 ONTARIO Inc. and USInvestco LLC, each of which he has voting and dispositive control over.
(4)	Taisia Levintsa, is our Vice President and Director.

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Additional Information about the Company

We file annual, quarterly, and current reports, Proxy Statements, and other documents with the SEC under the Exchange Act. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://sec.report. You may also request a copy of the Company’s filings with the SEC, at no cost, by sending a request to: 104-360 College Street, Suite 251, Toronto, Ontario, Canada M5T 1S6.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Information Statement will serve as written notice to stockholders of the Company pursuant to Section 607.0704 of the Florida Business Corporation Act.

Dated: March 16, 2026	By Order of the Board of Directors

/s/ Adrian Capobianco
By: Adrian Capobianco, Chief Executive Officer
(Principal Executive Officer)

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